                                                                    Exhibit 10.2

                            STOCK PURCHASE AGREEMENT

                                      among

                            PAMARCO TECHNOLOGIES INC.
                            (a Delaware corporation),

                             PAMARCO ACQUISITION CO.
                            (a Maryland corporation),

                          AMIR INVESTMENTS CORPORATION
                            (a Delaware corporation)

                                       and

                           SMURFIT INTERNATIONAL B.V.
                           (a Netherlands corporation)


    Section                                                                Page
    -------                                                                ----


1.   Definitions............................................................  1
2.   Purchase and Sale of Shares............................................  6
3.   Closing................................................................ 10
4.   Representations and Warranties of the Seller........................... 10
5.   Representations and Warranties of the Buying Parties................... 23
6.   Conditions Precedent to Obligations of the Buying Parties.............. 25
7.   Conditions Precedent to Obligations of the Selling Parties. ........... 25
8.   Competition and Confidentiality by Seller.............................. 26
9.   Additional Covenants................................................... 27
10.  Indemnification. ...................................................... 29
11.  Contents of Agreement, Amendment, Parties in Interest, Assignment, Etc. 35
12.  Interpretation......................................................... 36
13.  Notices................................................................ 36
14.  Governing Law.......................................................... 37
15.  Jurisdiction........................................................... 38
16.  Counterparts........................................................... 38



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Schedules
---------

4.3  Required Consents
4.6  Encumbrances
4.7  Real Property
4.8  Fixed Asset Schedule
4.9  Non-Real Estate Leases
4.12 Liabilities
4.13 Taxes
4.14 Subsidiaries
4.15 Litigation; Governmental Permits
4.16 Contracts
4.17 Insurance
4.18 Patents and Other Intellectual Property
4.21 Benefit Plans
4.23 Payments to Affiliates

                            STOCK PURCHASE AGREEMENT



         THIS STOCK PURCHASE AGREEMENT is made as of July 25, 1994 by and among PAMARCO TECHNOLOGIES INC., a Delaware corporation (the "Buyer"), PAMARCO ACQUISITION CO., a Maryland corporation ("Newsub," and together with Buyer, the "Buying Parties"), AMIR INVESTMENTS CORPORATION, a Delaware corporation (the "Seller"), and SMURFIT INTERNATIONAL B.V., a Netherlands corporation ("SIBV," and together with the Seller, the "Selling Parties"). Certain terms are used herein as defined below in Section 1 or elsewhere in this Agreement.

                                   Background
                                   ----------

         The Buyer owns all of the outstanding capital stock of Newsub. The Seller owns all of the outstanding capital stock of Pamarco, Incorporated (the "Company"), which consists of 16,081 shares of Class B Common Stock, par value $10 per share (the "Shares"), and the Seller is an indirect subsidiary of SIBV. The Buyer desires to acquire the Shares through Newsub, and the Selling Parties desire the Buyer to acquire the Shares, in accordance with the terms of this Agreement. The Buying Parties have advised the Selling Parties that Newsub is being merged with and into the Company (the "Merger") upon Newsub's acquisition of the Shares.

                                   Witnesseth
                                   ----------

         NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Definitions.
         ------------

         For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

         "Acquisition Debt" means the indebtedness incurred by the Buying Parties or the Company Group on the date hereof in order to fund a portion of the Purchase Price and to refinance a portion of the Company's indebtedness, and any other indebtedness subsequently incurred by the Buying Parties or the Company Group for the purpose of acquiring the stock or assets of another business.

         "Affiliates" means, with respect to a particular party, persons or entities controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates.

         "Agreement" means this Agreement and the exhibits and schedules hereto.







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         "Assets" means all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in the most recent Financial Statements, that are owned or possessed by any Company Group Member.

         "Benefit Plans" means all employee benefit plans of the Company or any Subsidiary within the meaning of Section 3(3) of ERISA and any related or separate Contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, that provide benefits of economic value to any present or former employee of the Company or any Subsidiary, or present or former beneficiary, dependent or assignee of any such employee or former employee.

         "Business" means the entire business, operations, facilities of any Company Group Member or of the Company Group, as specified.

         "Buyer" is defined above in the preamble.

         "Buying Parties" is defined above in the preamble.

         "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

         "Class C Common Stock" is defined in Section 2.2(e)(i).

         "Closing" is defined in Section 3.1.

         "Closing Date" is defined in Section 3.1.

         "Closing Purchase Price" is defined in Section 2.6(a).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Balance Sheet" is defined in Section 4.5.

         "Company Balance Sheet Date" is defined in Section 4.5.

         "Company Group" means the Company and the Subsidiaries.

         "Company Group Member" means any of the corporations included in the Company Group.



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         "Contingent Purchase Price" is defined in Section 2.2.

         "Contract" means any written or oral contract, agreement, lease, instrument or other commitment that is binding on any person or its property under applicable law.

         "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any person or its property under applicable law.

         "Default" means (a) a breach, default or violation, or (b) the occurrence of an event that with the passage of time or the giving of notice, or both, would constitute a breach, default or violation.

         "Dispute Notice" is defined in Section 2.8(c).

         "Earnings Period" is defined in Section 2.8(a).

         "Employment Agreements" means the Employment Agreements being entered into on the date hereof between the Company and each of Maurice Buckley, Michael Baldasare and Brian Jacob.

         "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

         "Environmental Condition" is defined in Section 4.15(b).

         "Environmental Damages" is defined in Section 10.2(a).

         "Environmental Law" is defined in Section 4.15(b).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" means First Fidelity Bank, N.A.

         "Escrow Fund" means the escrow account established with the Escrow Agent by Newsub.

         "Existing Bank Debt" means the indebtedness of the Company Group that is outstanding immediately prior to the Closing to Constellation Bank, National Association, The National State Bank, Elizabeth, N.J. and National Westminster Bank plc.



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         "Existing Capital Leases" means the lease obligations of the Company
Group on the date hereof that are identified as capital leases on Schedule 4.9.

         "Financial Statements" is defined in Section 4.5.

         "GAAP" means generally accepted accounting principles.

         "Governmental Permits" is defined in Section 4.15(d).

         "Hazardous Substances" means (i) any gasoline, fuel oil or any other petroleum products, explosives, alcohols or chemical solvents or polychlorinated biphenyls, (ii) any substance, waste, material or product defined as hazardous, radioactive, extremely hazardous or toxic under any Environmental Law or as a pollutant or contaminant under any Regulations, and (iii) asbestos or asbestos-containing substances.

         "Income Determination" is defined in Section 2.8(b).

         "Income Notice" is defined in Section 2.8.

         "ISRA" means the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., its predecessor statute known as the New Jersey Environmental Cleanup Responsibility Act and all related Regulations.

         "Letter of Credit" means the irrevocable unconditional letter of credit issued on the Closing Date by Allied Irish Banks, plc, New York Branch in the amount of $1.5 million on behalf of Seller and in favor of the Buying Parties.

         "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

         "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

         "Main Facility" means that part of the Roselle Facility that is located on East 11th Avenue in Roselle, New Jersey and situated on Block 78, Lots 91, 92, 93 and 94, Block 82- O, Lots 17, 18, 19, 20, 21, 22 and 23A, and Block 82-N,
Lots 126, 127, 128, 129, 130, 131, 405, 406, 407, 408, 409, 410 and 411.

         "Material Adverse Effect" means a material adverse effect on the Business, Assets, financial condition, results of operations, liquidity, products, competitive position, customers and customer relations of any Company Group Member.



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



         "Merger" is defined above in the Background section.

         "Minor Contracts" is defined in Section 4.16(a).

         "NJ DEPE" means the New Jersey Department of Environmental Protection and Energy.

         "Newsub" is defined above in the preamble.

         "Non-Real Estate Leases" is defined in Section 4.9.

         "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent with past practices.

         "Pamarco Europe Option" means the option held by Maurice A. Buckley to purchase shares of capital stock of Pamarco Europe Ltd.

         "Payment Election" is defined in Section 2.2.

         "Pending New Jersey Proceeding" is defined in Section 10.2.

         "Permitted Encumbrances" means those Encumbrances that are designated as Permitted Encumbrances on Schedule 4.6.

         "Person" means any natural person, corporation, partnership, proprietorship, association, trust or other legal entity.

         "Pre-Tax Income" is defined in Section 2.2(d).

         "Prime Rate" means the annual prime lending rate published from time to time by the WALL STREET JOURNAL.

         "Purchase Price" is defined in Section 2.1.

         "Real Property" is defined in Section 4.7.

         "Regulation" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

         "Required Consents" is defined in Section 4.3.


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         "Roselle Facility" means the facility operated by the Company in
Roselle, New Jersey.

         "Second Firm" is defined in Section 2.8(c).

         "Second Income Determination" is defined in Section 2.8(c).

         "Second Income Notice" is defined in Section 2.8(c).

         "Seller" is defined above in the preamble.

         "Selling Group" means the Selling Parties and the Company Group.

         "Selling Group Member's knowledge" or "knowledge of any Selling Group Member" means information actually known and information that reasonably should have been known by any director, officer or plant manager of any Selling Group Member, except that for purposes of only Section 4.12, such terms also include information known and information that reasonably should have been known by any other employee, agent or consultant of any Selling Group Member.

         "Selling Group Member" means any of the corporations included in the Selling Group.

         "Selling Parties" is defined above in the preamble.

         "Series A Preferred Stock" is defined in Section 2.8.

         "Shares" is defined above in the Background.

         "SIBV" is defined above in the preamble.

         "Subsidiaries" means Pamarco Europe, Ltd. and Pamarco Pacific, Inc.

         "Transaction Documents" means this Agreement, the Letter of Credit and the other agreements and documents contemplated thereby.

         "Transactions" means the purchase and sale of the Shares and the other transactions contemplated by the Transaction Documents.



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         "TrueTone Facility" means that part of the Roselle Facility that is located at 219 East 11th Avenue in Roselle, New Jersey.

         "202 Facility" means that part of the Roselle Facility that is located at 202 East 11th Avenue in Roselle, New Jersey.

         "205 Facility" means that part of the Roselle Facility that is located at 205 East 11th Avenue in Roselle, New Jersey.

2.       Purchase and Sale of Shares.
         ----------------------------

         2.1 TRANSFER OF SHARES. At the Closing, Newsub is buying from the Seller, and the Seller is selling to Newsub, all of the Shares for an aggregate purchase price of $9,375,000 (the "Closing Purchase Price") plus the right to receive the additional amount specified in Section 2.2 (the "Contingent Purchase Price," and together with the "Closing Purchase Price, the "Purchase Price").

         2.2 CONTINGENT PURCHASE PRICE.

         (a) Newsub shall pay the Seller the Contingent Purchase Price depending on the Pre-Tax Income of the Business of the Company Group during the period beginning on January 1, 1995 and continuing until December 31, 1999 (the "Earnings Period"). If the Pre-Tax Income shall be at least $13.5 million, the Contingent Purchase Price shall be equal to (i) $500,000 plus (ii) a portion of an additional $375,000 that is proportionate to the proportionate relationship between (A) any Pre-Tax Income in excess of $13.5 million, and (B) $1.5 million, such that the maximum Contingent Purchase Price (i.e. the sum of the amounts in clauses (i) and (ii)) shall be $875,000.

         (b) Newsub shall cause its independent accountants to report on the Pre-Tax Income of the Company (each an "Income Determination") within 90 days after each of the following dates: December 31, 1995; December 31, 1996; December 31, 1997; December 31, 1998; and December 31, 1999. Within 10 days after completion of each Income Determination, Newsub shall give the Seller notice (the "Income Notice") of the results of the Income Determination. If the last Income Determination results in a Contingent Purchase Price to be paid to the Seller, Newsub shall pay to the Seller within 30 days of the date on which the Seller gives Newsub notice of the Payment Election an amount equal to the Contingent Purchase Price plus interest on the Contingent Purchase Price at the Prime Rate for the period beginning on the fifth anniversary of the Closing Date and ending December 31, 1999.



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



         (c) The Seller may dispute any Income Determination in the following manner. Within 30 days after Newsub gives the Income Notice, the Seller shall give Newsub notice of its disagreement with the Income Determination (the "Dispute Notice"), and such notice shall specify in detail the nature of the disagreement. During the 30 days after the day on which the Dispute Notice is given, the Seller and Newsub shall attempt to resolve such dispute. If they fail to reach a written agreement regarding the dispute, the Seller shall refer the matter to a firm of certified independent accountants (the "Second Firm") that is different from the firm that initially prepared the Income Determination, and cause the Second Firm to also report on the Pre-Tax Income for the Earnings period (the "Second Income Determination") within the 30 days after such 30-day period. The Seller shall give Newsub prompt notice of the results of the Second Income Determination (the "Second Income Notice"). The average of the Income Determination reported on by the first firm of accountants and of the Income Determination prepared by the Second Firm shall be the final and binding Income Determination for the purposes of determining whether Newsub shall be obligated to pay the Seller any Contingent Purchase Price. Newsub shall pay the Contingent Purchase Price to the Seller within 30 days of the date on which the Seller gives Newsub notice of the Payment Election. The Seller shall pay the fees and expenses of the Second Firm with respect to the Second Income Determination.

         (d) "Pre-Tax Income" means the cumulative net income or loss during the Earnings Period determined in accordance with GAAP applied on a consistent basis without taking into account any of the following items: (i) any interest on the Acquisition Debt (regardless of the actual amount of interest) in excess of $560,000; (ii) deductions or accruals for any Federal, state or local income taxes; and (iii) income tax benefits related to net operating loss carryforwards or carrybacks. If any Company Group Member acquires all or substantially all of the assets or equity interests of one or more other businesses during the Earnings Period, the calculation of the Pre-Tax Income for the purposes of this
Section 2.8 shall include the Pre-Tax Income from any such acquired businesses for any quarterly period only to the extent that it exceeds (in the case of income) or is less than (in the case of loss) the respective Pre-Tax Income for such acquired businesses for the same quarter in the year immediately preceding the acquisition. In addition, in determining the Pre-Tax Income, the following items shall be added to the net income or loss (to the extent such items were included in such net income or loss): (A) any compensation paid to Bradford Ventures, Ltd. ("BVL") other than compensation paid under the Consulting Agreement among BVL, the Company and the Buyer, as of the date hereof, and (B) any amounts paid to BVL or its Affiliates for services or in connection with transactions to the extent that the terms of any such services or transactions are less favorable to the Company than the terms available from independent third parties.

         (e)(i) If the Seller shall be entitled to any Contingent Purchase Price, the Seller may elect to receive the Contingent Purchase Price in the form of (A) cash, payable by wire transfer of immediately available funds, or (B) shares of Class C Common Stock of the Buyer, par value $0.01 per share (the "Class C Common Stock"), in an amount determined by dividing the Contingent Purchase Price by the Fair Market Value of a Common Share. Promptly after a determination that the Seller is entitled to receive the Contingent Purchase Price, the Board of Directors of the Buyer shall determine in good faith the Fair Market Value of a Common Share and give the Seller notice of the Board's determination of such value (the "First Valuation"). Within 30 days after the Buyer gives the Seller notice of the First Valuation, the Seller shall elect one of the following: (1) to receive cash for the Contingent Purchase Price, (2) to receive Class C Common Stock for the Contingent Purchase Price with the amount determined using the First Valuation, or (3) to have a Qualified Investment Banking Firm (defined below) determine the Fair Market Value of a Common Share (a "Second Valuation"), and shall give the Buyer notice of such election.


            (ii) If the Seller elects to have a Second Valuation, the Buyer shall retain a Qualified Investment Banking Firm to determine the Fair Market Value of a Common Share, and shall give the Seller notice of the results of the Second Valuation promptly after receiving them. Within 30 days after the Buyer gives the Seller notice of the Second Valuation, the Seller shall elect one of the following: (1) to receive cash for the Contingent Purchase Price, (2) to receive Class C Common Stock for the Contingent Purchase Price with the amount determined using the Second Valuation, or (3) to have another Qualified Investment Banking Firm determine the Fair Market Value of a Common Share (a "Third Valuation"), and shall give the Buyer notice of such election. In addition, if the Seller elects to receive Class C Common Stock for the Contingent Purchase Price, the Buyer shall have the right to request a Third Valuation.

            (iii) If either the Seller or the Buyer elects to have a Third Valuation, the Buyer shall retain a second Qualified Investment Banking Firm to determine the Fair Market Value of a Common Share, and shall give the Seller notice of the results of the Third Valuation promptly after receiving them. Within 30 days after the Buyer gives the Seller notice of the Third Valuation, the Seller shall elect one of the following: (1) to receive cash for the Contingent Purchase Price, or (2) to receive Class C Common Stock for the Contingent Purchase Price with the amount determined using as the Fair Market Value per Common Share the average of the Second and Third Valuations, and shall give the Buyer notice of such election.

            (iv) "Fair Market Value per Common Share" means the fair market value of one share of Class A Common Stock, determined as of the end of the Earnings Period. In determining the Fair Market Value per Common Share, the determination shall take into account, among other things deemed relevant by the Person doing the determination, the number of shares of Common Stock of all classes that are outstanding at that time and the number of shares of Common Stock that may be issuable upon the exercise or conversion of any outstanding securities or other rights.



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



            (v) Notwithstanding any other provision of this Agreement, regardless of the amount determined to be the Fair Market per Common Share under the First Valuation, the Second Valuation or the Third Valuation, in no event shall the Fair Market Value be less than the amount that could result in the issuance of Class C Common Stock to the Buyer that would represent more than five percent of the sum of (a) the total number of shares of Class C Common Stock to be issued, plus (b) the total number of Class A Common Stock and Class B Common Stock issued and outstanding on the Closing Date.

            (vi) "Qualified Investment Banking Firm" means any firm engaged in providing corporate finance, merger and acquisition, and business valuation services and having a national reputation and client base.

            (vii) The Buyer shall pay the fees and expenses of the Qualified Investment Banking Firm (the "Valuation Expenses") for the Second Valuation unless the Seller elects to receive cash for the Contingent Purchase Price after requesting the Second Valuation. Whichever of the Buyer and the Seller shall request a Third Valuation shall pay the Valuation Expenses for the Third Valuation unless the Third Valuation varies from the Second Valuation by more than 10%, in which case the Buyer shall pay such Valuation Expenses. In any case in which the Seller is obligated to pay the Valuation Expenses and in which the Buyer pays the Valuation Expenses, the Buyer shall deduct such Valuation Expenses from the Contingent Purchase Price.

3.       Closing.
         --------

         3.1 LOCATION, DATE. A closing (the "Closing") is being held on the date hereof (the "Closing Date") at Morristown, New Jersey.

         3.2 DELIVERIES. At the Closing, (a) Newsub is delivering the Closing Purchase Price to the Seller in "same day" funds by wire transfer, and (b) the Seller is delivering to Newsub certificates for the Shares, either duly endorsed for transfer to Newsub or accompanied by appropriate stock powers. The parties hereto are also delivering to each other at the Closing the agreements, legal opinions and other documents and instruments specified in Sections 6 and 7.

4.       Representations and Warranties of the Seller.
         ---------------------------------------------

         Seller hereby represents and warrants to the Buying Parties as follows:

         4.1 CORPORATE STATUS. Each Selling Group Member is a corporation duly organized, validly existing and in good standing under the laws under which it was incorporated. Each Company Group Member is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Charter Documents and


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



bylaws of each Company Group Member that are being delivered to Newsub at the Closing have been duly adopted and are current, correct and complete.

         4.2 AUTHORIZATION. Each Selling Party has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance have been duly authorized by all necessary corporate action, and such Transaction Documents constitute valid and binding obligations of each Selling Party that is a party thereto, enforceable against each such party in accordance with their terms.

         4.3 CONSENTS AND APPROVALS. Except for the consents specified on
SCHEDULE 4.3 (the "Required Consents"), neither the execution and delivery by any Selling Party of the Transaction Documents to which it is a party, nor the performance of the Transactions to be performed by any Selling Party, will require any filing, consent or approval or constitute a Default under (a) any Regulation or Court Order to which any Selling Group Member is subject, (b) the Charter Documents or bylaws of any Selling Group Member or (c) any Contract, Government Permit or other document to which any Company Group Member is a party or by which the properties or other Assets of any Company Group Member may be subject.

         4.4 CAPITALIZATION AND STOCK OWNERSHIP. The total authorized capital stock of the Company consists of (a) 15,000 shares of Class A Common Stock, par value $10 per share, none of which are issued and outstanding and (b) 16,300 shares of Class B Common Stock, par value $10 per share, 16,081 shares of which are issued and outstanding (defined above as the "Shares"). There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of the Company. All of the Shares are duly and validly authorized and issued, fully paid and non-assessable. The Seller is the record owner of all of the Shares, free and clear of all Encumbrances. Upon completion of the Transactions at the Closing, Newsub shall receive valid title to the Shares, free and clear of all Encumbrances. SIBV owns all of the issued and outstanding shares of capital stock of Smurfit Holdings B.V., which owns all of the issued and outstanding shares of capital stock of the Seller.

         4.5 FINANCIAL STATEMENTS.

         (a) The Company has delivered to the Buyer correct and complete copies of the Company's unaudited monthly consolidated financial statements consisting of a balance sheet of the Company Group as of the end of each month from January 1994 through June 30, 1994 and the related statements of income, retained earnings and cash flows for the periods then ended. The Company has also delivered to the Buyer correct and complete copies of consolidated financial statements consisting of a balance sheet of the Company Group as of December 31, 1991, 1992 and 1993 and the related statements of income,


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



retained earnings and cash flows for the years then ended, all of which have been audited by the firm of Crowe, Chizek and Company (the "Audited Financial Statements"). All such unaudited financial statements and the Audited Financial Statement are referred to herein collectively as the "Financial Statements." The Financial Statements are consistent with the books and records of the Company Group, and there have not been any material transactions that have not been recorded in the accounting records underlying such Financial Statements. In addition, the Audited Financial Statements have been prepared in accordance with GAAP consistently applied and present accurately the financial position and assets and liabilities of the Company as of the dates thereof, and the results of its operations for the periods then ended. The consolidated balance sheet of the Company Group as of December 31, 1993 that is included in the Audited Financial Statements is referred to herein as the "Company Balance Sheet," and the date thereof is referred to as the "Company Balance Sheet Date."


         (b) SIBV has delivered to the Buyer correct and complete copies of consolidated financial statements consisting, among other things, of a balance sheet of SIBV as of January 31, 1994 and the related statements of profit and loss account and movements on profit and loss account for the fiscal year then ended, all of which have been audited by the firm of Moret Ernst & Young (the "SIBV Financial Statements"). The SIBV Financial Statements have been prepared in accordance with accounting standards generally accepted in Ireland consistently applied and give a fair view of the state of SIBV's affairs at January 31, 1994 and of the profit for the fiscal year then ended.

         4.6 TITLE TO ASSETS AND RELATED MATTERS. Each Company Group Member has good and marketable title to, or valid leasehold interests in, all of its Assets, including the Real Property (defined below), free from any Encumbrances except those specified on SCHEDULE 4.6. The use of the Assets is not subject to any Encumbrances (other than those specified in the preceding sentence and those that would not have a Material Adverse Effect), and such use does not materially encroach on the property or rights of anyone else. All Real Property and tangible personal property of each Company Group Member are suitable for the purposes for which they are used, in good working condition and reasonable repair, free from any known defects, except such minor defects that would not have a Material Adverse Effect.

         4.7 REAL PROPERTY. SCHEDULE 4.7 describes all real estate used in the operation of the Business as well as any other real estate that is in the possession of or leased by each Company Group Member and the improvements (including buildings and other structures) located on such real estate (collectively, the "Real Property"), and lists any leases under which any such Real Property is possessed (the "Real Estate Leases"). To the knowledge of any Selling Group Member, no Company Group Member is currently in Default under any of the Real Estate Leases, and except as described on SCHEDULE 4.7, no Selling Group Member is aware of any Default by any of the lessors thereunder. Except as described on SCHEDULE 4.7, no Company Group Member has an ownership interest in any real property.

SCHEDULE 4.7 also describes any other real estate previously owned, leased or otherwise operated by any Company Group Member during the 10 years immediately preceding the Closing and the time periods of any such ownership, lease or operation.

         4.8 CERTAIN PERSONAL PROPERTY. SCHEDULE 4.8 is a complete fixed asset schedule, describing and specifying the location of all items of tangible personal property that were included in the Company Balance Sheet at a carrying value of, in each case, at least $10,000. All of such personal property is in operating condition, reasonable wear and tear excepted.

         4.9 NON-REAL ESTATE LEASES. SCHEDULE 4.9 lists all assets and property (other than Real Property) that have been used in the operation of the Business and that are possessed by any Company Group Member under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers. SCHEDULE 4.9 also lists the leases under which such assets and property are possessed. All of such leases are referred to herein as the "Non-Real Estate Leases." To the knowledge of any Selling Group Member, no Company Group Member is currently in Default under any of the Non-Real Estate Leases, and no Selling Group Member is aware of any Default by any of the lessors thereunder.

         4.10 ACCOUNTS RECEIVABLE. The accounts receivable of each Company Group Member are bona fide accounts receivable created in the ordinary course of business and are good and collectible within periods of time normally prevailing in the industry at the aggregate recorded amounts thereof.

         4.11 INVENTORY. All inventory of each Company Group Member consists of items of quality and quantity saleable in the ordinary course of business at regular sales prices of such Company Group Member in the ordinary course of its business. The inventory records for each Company Group Member that have been delivered to Buyer are accurate with respect to the data contained therein.

         4.12 LIABILITIES. Except as specified on SCHEDULE 4.12, to the knowledge of any Selling Group Member, none of the Company Group Members has any Liabilities, and none of the Assets of any Company Group Member is subject to any Liabilities, except (a) to the extent specifically disclosed on the Company Balance Sheet, (b) Liabilities incurred since the date thereof that, individually or in the aggregate, are not material to the Business or the Assets, and (c) Liabilities under any Contracts specifically disclosed on any Schedule to this Agreement that were not required under GAAP to have been specifically disclosed or reserved for on the Company Balance Sheet.

         4.13 TAXES. Each Company Group Member has duly filed all foreign, federal, state, local and other tax returns that are required to be filed and that were due prior to the Closing Date, and has paid all material taxes and assessments that have become due pursuant to such returns or pursuant to any assessment received. All taxes and other assessments and levies that any Company Group Member has been required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or are properly held by such Company Group Member for such payment. Except as specified on SCHEDULE 4.13, there are no proceedings or other actions, nor to the knowledge of any Selling Group Member is there any basis for any pro ceedings or other actions, for the assessment and collection of material additional taxes of any kind for any period for which returns have or should have been filed.

         4.14 SUBSIDIARIES. Except as specified on SCHEDULE 4.14, no Company Group Member owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, joint venture or other legal entity. The Company is the record owner of all of the issued and outstanding shares of capital stock of each of the Subsidiaries. All of such shares of each of the Subsidiaries are duly and validly authorized and issued, fully paid and non-assessable. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of any of the Subsidiaries.

         4.15 LEGAL PROCEEDINGS AND COMPLIANCE WITH LAW.

         (a) Except as disclosed on SCHEDULE 4.15, there is no Litigation that is pending or, to any Selling Group Member's knowledge, threatened against or related to any Company Group Member. Other than any Defaults under Regulations relating to pollution or protection of the environment, which are covered by paragraph (b) of this Section 4.15, there has been no Default under any Regulations applicable to any Company Group Member, except for any Defaults that would not have a Material Adverse Effect. There has been no Default with respect to any Court Order applicable to any Company Group Member.

         (b) Without limiting the generality of Section 4.15(a), except as described on SCHEDULE 4.15, to the knowledge of any Selling Group Member, there has not been any Environmental Condition (defined below) (i) at the premises at which the Business of any Company Group Member has been conducted, (ii) at any property owned, leased or operated at any time by any Company Group Member, any Person controlled by any Affiliate of any Company Group Member or any predecessor thereof, or (iii) at any property at which Hazardous Substances have been deposited or disposed by or at the behest or direction of any of the foregoing, nor has any Company Group Member received written notice of any such Environmental Condition. "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances, whether created by any Company Group Member or any third party, at or relating to any such property or premises that would (i) require abatement or correction under an Environmental Law (defined below), (ii) give rise to any civil or criminal liability under an Environmental Law, or (iii) create a public or private nuisance. "Environmental Law" means all Regulations and Court Orders relating to pollution or protection of the environment as well as any principles of common law under which a party may be held liable for the release or discharge of any materials into the environment.

         (c) The Company has made available to the Buyer correct and complete copies of any written reports, studies or assessments in the possession or control of any Selling Group Member that relates to any Environmental Condition. In addition, the Company has made available to the Buyer correct and complete copies of any such reports, studies or assessments relating to the Pending New Jersey Proceeding, as well as of all correspondence between any Selling Group Member and the NJ DEPE. To the knowledge of any Selling Group Member, the total Liabilities of all Company Group Members with respect to the Pending New Jersey Proceeding that have not been paid as of the date hereof and that will accrue as of the date hereof will not exceed $900,000.

         (d) The Company is complying or has complied with the requirements of ISRA relating to the Main Facility, the 202 Facility, the 205 Facility and the TrueTone Facility. All submissions to the NJ DEPE relating to the Main Facility, the 202 Facility, the 205 Facility and the TrueTone Facility that were made in connection with ISRA, including the General Information Submission and the Site Evaluation Submission and all amendments thereto, are accurate, correct and complete, and do not omit any material information necessary to make the information contained therein not misleading. The Company has received all necessary approvals for consummation of the Transactions in accordance with ISRA.

         (e) Except as specified on SCHEDULE 4.15 and except for such failures that would not have a Material Adverse Effect, (i) Seller has obtained and is in full compliance with all governmental permits, licenses, registrations, certificates of occupancy, approvals and other authorizations (the "Governmental Permits"), (ii) all Governmental Permits that have been obtained are listed in
SCHEDULE 4.15 along with their respective expiration dates, that are required for the complete operation of the Business of any Company Group Member as currently operated, (iii) all of the Governmental Permits are currently valid and in full force, (iv) no revocation, cancellation or withdrawal thereof has been threatened and (v) each Company Group Member has filed such timely and complete renewal applications as may be required with respect to its Governmental Permits.

         4.16 CONTRACTS.

         (a) SCHEDULE 4.16 lists each Contract of the following types to which any Company Group Member is a party, or by which it is bound, except for any Contract that may be terminated by such Company Group Member on not more than 30 days' notice without any Liability and any Contract under which the executory obligation of such

Company Group Member involves an amount of less than $10,000 (such excepted Contracts are referred to collectively as "Minor Contracts"):

                           (i) Contracts with any present or former stockholder,
                  director, officer, employee, partner or consultant of any Selling Party or Affiliate thereof;

                           (ii) Contracts for the future purchase of, or payment
                  for, supplies or products, or for the lease of any Asset from or the performance of services by a third party, in excess of $25,000 in any individual case, or any Contracts for the sale of inventory or products that involve an amount in excess of $25,000 with respect to any one supplier or other party;

                           (iii) Contracts to sell or supply products or to
                  perform services that involve an amount in excess of $25,000 in any individual case;

                           (iv) Contracts to lease to or to operate for any
                  other party any Asset that involve an amount in excess of $25,000 in any individual case;

                           (v) Any notes, debentures, bonds, conditional sale
                  agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, stockholders or Affiliates of any Selling Party or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other person or entity;

                           (vi) Any Contracts under which any Encumbrances exist
                  with respect to any Assets; and

                           (vii) Any other Contracts (other than Minor Contracts
                  and those described in any of (i) through (vi) above) not made in the ordinary course of business.

         (b) To any Seller Group Member's knowledge, none of the Company Group Members is in Default under any Contract, which Default could result in a Liability on the part of any Company Group Member in excess of $25,000 in any individual case, and the aggregate Liabilities that could result from all such Defaults do not exceed $50,000. No

Company Group Member has received any communication from, or given any communication to, any other party indicating that Seller or such other party, as the case may be, is in Default under any Contract where such Default could have a Material Adverse Effect.

         4.17 INSURANCE. SCHEDULE 4.17 lists all policies or binders of insurance held by or on behalf of Seller or relating to the Business or any of its Assets, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder. To any Selling Group Member's knowledge, there is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by Seller, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect.

         4.18 PATENTS AND OTHER INTELLECTUAL PROPERTY. No Company Group Member currently uses or has used in the operation of its Business any patent, trademark, tradename, service mark, copyright, software, trade secret or know-how, except for those listed on SCHEDULE 4.18, all of which, as specified on SCHEDULE 4.18, are owned or otherwise lawfully used by such Company Group Member, and to any Selling Group Member's knowledge, no Company Group Member infringes upon or unlawfully or wrongfully uses any patent, trademark, tradename, service mark, copyright or trade secret owned or claimed by another Person. No Company Group Member is in Default under, and has not received any notice of any claim of infringement or any other claim or proceeding relating to, any such patent, trademark, tradename, service mark, copyright or trade secret. No current or former employee of any Company Group Member and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, tradename, service mark or copyright, or in any application therefor, or in any trade secret or other Confidential Information that any Company Group Member owns or has used in its Business.

         4.19 COMPUTER SOFTWARE. The computer software used by the Company Group Members, together with all know-how and processes used in connection therewith, functions as intended, is in machine-readable form, and includes all computer programs, materials, tapes, know-how and procedures used by the Company Group Members, and with respect to any computer software owned any by any Company Group Member, such software also includes the object and source codes.

         4.20 EMPLOYEE RELATIONS. None of the Company Group Members is (a) a party to, involved in or, to any Selling Group Member's knowledge, threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement, and none of the Company Group Members has experienced any work stoppage during the last three years. The Company has delivered to the Buyer a complete and correct list of the names and salaries, bonus and other cash compensation of all employees (including officers) of any Company Group Member whose total cash compensation for 1993 exceeded, or whose total compensation for 1994 is expected to exceed, $60,000.

         4.21 ERISA.

                  (a) SCHEDULE 4.21 contains a complete list of all Benefit Plans sponsored or maintained by any Company Group Member or under which any Company Group Member may be obligated. The Company has delivered to the Buyer
(i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last three years. Each Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Benefit Plan on SCHEDULE 4.21.

                  (b) All Benefit Plans conform in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable Regulations, including the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act, the Americans with Disability Act, Title VII of the Civil Rights Act and the Pregnancy Discrimination Act. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in
Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject any Company Group Member to any material penalty or tax imposed under the Code or ERISA.

                  (c) Any Benefit Plan that is intended to be qualified under
Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified, and such determination remains in effect and has not been revoked. The Company has delivered to the Buyer a copy of the most recent determination letter received from the IRS with respect to any Benefit Plan that has been determined to be so qualified. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Benefit Plan.

                  (d) Except as set forth in Schedule 4.21, neither the Company nor any of the Company Group Members has any announced plan or legally binding commitment to create any additional Benefit Plans or to amend or modify any existing Benefit Plan.

                  (e) None of the Company Group Members currently maintains a defined benefit plan subject to Title IV of ERISA. Any defined benefit plan within the meaning of Section 3(35) of ERISA that has been previously adopted, maintained, sponsored or contributed to the Company or any of the Company Group Members has been terminated in accordance with applicable requirements of ERISA, the Code and other applicable Regulations. The Pension Benefit Guaranty Corporation ("PBGC") has issued a Notice of Sufficiency in connection with such termination, and the IRS has issued a determination that termination of the plan did not adversely affect the plan's tax qualified status. Neither the Company nor any of the Company Group Members has any liability, contingent or otherwise, to any government agencies, including the PBGC, the IRS and the Department of Labor (the "DOL"), to the plan or trust, or to any participant, beneficiary, trustee or fiduciary thereof, with respect to any such terminated plan.

                  (f) None of the Company Group Members has a present or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any of the Company Group Members is or has ever been a party to any collective bargaining agreement with any labor union or other employee representative covering employees of the Company or any Company Group Member nor does any collective bargaining agreement determine the terms and conditions of employment of any employee of the Company or any Company Group Member. Neither the Company nor any Subsidiary has any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans listed in SCHEDULE 4.21. For purposes of this Section 4.21(d), the term "Company Group Member" shall include any corporation that is a member of any controlled group of corporations (as defined in Section 414(b) of the Code) that includes the Company, any Subsidiary, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with the Company or any Subsidiary, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of the Code) that includes the Company or any Subsidiary and any other entity required to be aggregated with the Company pursuant to the regulations issued under Section 414(o) of the Code.

                  (g) There are no pending or, to the knowledge of any Company Group Member, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of any Company Group Member or any of its officers, directors or employees under ERISA or any other applicable laws and rules and regulations promulgated thereunder, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there, to the knowledge of any Selling Group Member, any basis for such claim. The Benefit Plans are not the subject of any investigation, audit or action by any governmental agency, including the IRS, the DOL, the Equal Employment Opportunity Commission or the PBGC.

                  (h) Each Company Group Member has made all required contributions under the Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums on a timely basis. No Benefit Plan has incurred a funding deficiency, whether or not waived, under Section 302 of ERISA or Section 412 of the Code.

                  (i) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"), (i) each Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, and all other applicable laws and rules and regulations promulgated thereunder; (iv) in the case of any Welfare Plan that is funded, the funding of each such Welfare Plan does not exceed the limitations of Section 419(A) of the Code, and no income with respect to any such plan is includable in the gross income of the Company and any of its Subsidiaries; (v) none of the Welfare Plans is a nonconforming group health plan as defined in Section 50000 of the Code, and the Company and the Subsidiaries have materially complied with the current and former medicare secondary payer provisions with respect to any of the Benefit Plans subject thereto: and (vi) all Welfare Plans may be amended or terminated at any time on or after the Closing Date.

                  (j) The consummation of the Transactions will not (other than any payment made pursuant to Code Section 401(k)(10) under any 401(k) plan) accelerate the time of payment or vesting, or increase any compensation due to any current employee or former employee of any Company Group Member.

                  (k) The consummation of the Transactions will not result (either alone or in conjunction with any other event) in the payment or series of payments by any Company Group Members to any person of an "excess parachute payment" within the meaning of Section 280G of the Code.

         4.22 CORPORATE RECORDS. The minute books of each Company Group Member contain complete, correct and current copies of its Charter Documents and bylaws and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders. The stock record book of each Company Group Member is complete, correct and current.

         4.23 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, each Company Group Member has conducted its Business in the ordinary course and there has not been with respect to such Company Group Member:

                           (a) any material adverse change in its Business or
                  Liabilities;

                           (b) any distribution or payment declared or made in
                  respect of its capital stock by way of dividends, purchase or redemption of shares or otherwise;

                           (c) any increase in the compensation payable or to
                  become payable to any director, officer, employee or agent, except for merit and seniority increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

                           (d) any sale, assignment or transfer of Assets, or
                  any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

                           (e) other than in the ordinary course of business,
                  any waiver or release of any claim or right or cancellation of any debt held; or

                           (f) any payments to any Affiliate of any Company
                  Group Member, except as specified in SCHEDULE 4.23.

         4.24 PREVIOUS SALES; WARRANTIES. All goods sold or distributed by each Company Group Member were of merchantable quality, and no Company Group Member has breached any express or implied warranties in connection with the sale or distribution of such goods, except for breaches that, individually and in the aggregate, would not have a Material Adverse Effect. The Company has provided the Buyer with true and correct copies of all warranties (a) made by all Persons from whom any Company Group Member has obtained any goods that have been resold or distributed by any Company Group Member, including any goods that constituted parts included in other goods sold or distributed by any

Company Group Member, and (b) made by any Company Group Member with respect to any goods that have been sold or distributed by any Company Group Member.

         4.25 DISTRIBUTORS, CUSTOMERS OR SUPPLIERS. To any Selling Group Member's knowledge, no major distributor, customer or supplier intends to cease doing business with any Company Group Member or to alter materially the amount of business done with any Company Group Member due to consummation of the Transactions or any other reason. To any Selling Group Member's knowledge, the Customer Records are accurate in all material respects.

         4.26 FINDER'S FEES. No Person retained by any Selling Group Member is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         4.27 ACCURACY OF INFORMATION. No representation or warranty by any Company Group Member in any Transaction Document, and no information contained therein or otherwise delivered to Buyer or in connection with the Transactions, including the Financial Statements and the due diligence questionnaire given to the Company by Bradford Ventures, Ltd., contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

         4.28 REPRESENTATIONS. The representations and warranties of the Seller contained in this Agreement, disregarding all qualifications and exceptions herein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate have a Material Adverse Effect.

5.       Representations and Warranties of the Buying Parties.
         -----------------------------------------------------

         The Buying Parties hereby jointly and severally represent and warrant to the Seller as follows:

         5.1 CORPORATE. Each Buying Party is a corporation duly organized, validly existing and in good standing under the laws under which it was incorporated. Each Buying Party is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a material adverse effect on its business, assets, financial condition, results of operation or liquidity. The Charter Documents and bylaws of each Buying Party that are being delivered to Seller at the Closing have been duly adopted and are current, correct and complete.

         5.2 AUTHORIZATION. Each Buying Party has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance have been duly authorized by all necessary corporate action, and such Transaction Documents constitute valid and binding obligations of each Buying Party that is a party thereto, enforceable against each such Buying Party in accordance with their terms.

         5.3 CONSENTS AND APPROVALS. Neither the execution and delivery by any Buying Party of the Transaction Documents to which it is a party, nor the performance of the Transactions by any Buying Party, will require any filing, consent or approval or constitute a Default under (a) any Regulation or Court Order to which any Buying Party is subject, (b) the Charter Documents or bylaws of any Buying Party or (c) any Contract, Government Permit or other document to which any Buying Party is a party or by which the properties or other assets of any Buying Party may be subject.

         5.4 OWNERSHIP OF SUBSIDIARY; MERGER. The Buyer is the record owner of all of the issued and outstanding capital stock of Newsub. At the Closing, the Buyer is causing Newsub and the Company to effect the Merger, and upon effectiveness of the Merger, (a) Newsub will be merged into the Company and cease to exist, and (b) the Company will succeed to all of the assets and liabilities of Newsub and (c) the Buyer will own all of the issued and outstanding capital stock of the Company.

         5.5 INVESTMENT INTENT. The Buying Parties are acquiring the Shares solely for investment purposes, with no present intention of distributing or reselling any of the Shares or any interest therein.

         5.6 LIMITATIONS ON TRANSFER. The Buying Parties acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"). The Buying Parties are aware of the applicable limitations under the Act upon the subsequent sale or other disposition of the Shares or any interest therein. The Buying Parties further acknowledge that the Shares must be held indefinitely unless they are subsequently registered or qualified under the Act and applicable state securities laws or an exemption from such registration is available, and hereby consent to the Seller's imposing a legend reciting such restriction on the certificate representing the Shares.

         5.7 NO PUBLIC MARKET. The Buying Parties realize that there is no public market for the Shares, that no market may ever develop for them, and that they have not been approved or disapproved by the Securities and Exchange Commission or any similar commission or authority of any state.

         5.8 EXPERIENCE. The Buying Parties have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the acquisition of the Shares.

         5.9 FINDER'S FEES. Except for David W. Jaffin, no Person retained by any Buying Party is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         5.10 ACCURACY OF INFORMATION. No representation or warranty by any Buying Party in any Transaction Document, and no information contained therein or otherwise delivered to any Selling Party or in connection with the Transactions, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

6.       Conditions Precedent to Obligations of the Buying Parties.
         ----------------------------------------------------------

         All obligations of the Buying Parties to consummate the Transactions are subject to the fulfillment by the Closing Date of each of the following conditions:

         6.1 REQUIRED CONSENTS. The Company shall have obtained the Required Consents without any modification that the Buyer deems unacceptable.

         6.2 ENCUMBRANCES. The Encumbrances set forth on SCHEDULE 4.6 shall have been removed except for those that are Permitted Encumbrances.

         6.3 REDUCTION OF DEBT. The Seller shall have made any necessary payments on the Existing Bank Debt so that the total amount of the Existing Bank Debt and the Existing Capital Leases does not exceed $4,787,000 as of the Closing.

         6.4 PAMARCO EUROPE OPTION. Maurice A. Buckley shall have tendered acceptable documentation to cancel the Pamarco Europe Option.

         6.5 ANCILLARY DOCUMENTS. All parties to the following agreements, other than the Buying Parties, shall have executed and delivered the following documents: the Letter of Credit and the Employment Agreements.

         6.6 LEGAL OPINION. The Buyer shall have received the opinion of Piper & Marbury, counsel to the Selling Parties other than SIBV, and the opinion of STIBBE, SIMONT, MONAHAN, DUHOT, counsel to SIBV, both in an acceptable form.

7.       Conditions Precedent to Obligations of the Selling Parties.
         -----------------------------------------------------------

         All obligations of Seller to consummate the Transactions are subject to the fulfillment by the Closing Date of each of the following conditions:

         7.1 CLOSING PURCHASE PRICE. Newsub shall have tendered delivery of the Closing Purchase Price.

         7.2 PAYMENT TO ESCROW FUND. Newsub shall have tendered payment of $500,000 to the Escrow Fund.

         7.3 PAYMENT OF FEE. The Buying Parties shall have tendered payment of all compensation payable to David Jaffin in connection with the Transactions.

         7.4 ANCILLARY DOCUMENTS. All parties to the following agreements, other than the Selling Parties, shall have executed and delivered the following agreements: the Employment Agreements.

         7.5 LEGAL OPINION. Seller shall have received the opinion of Morgan, Lewis & Bockius, counsel to the Buying Parties, in an acceptable form.

8.       Competition and Confidentiality by Seller.
         ------------------------------------------

         8.1 RESTRICTED PERIOD. Neither the Seller, SIBV nor their respective Affiliates as provided in Section 8.3 (each a "Restricted Party") shall, at any time within the three-year period immediately following the Closing Date (the "Restricted Period"), directly or indirectly, engage in, or have more than a five percent ownership interest on behalf of itself or others in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, partner, joint venturer, beneficiary under a trust, investor, consultant or otherwise) that engages within the Restricted Territory (defined below) in the manufacture of anilox rolls or embossing rolls (the "Restricted Business"). The "Restricted Territory" means the area comprising the entire United States of America, Canada, Mexico and the United Kingdom. Notwithstanding the foregoing, a Restricted Party shall not be deemed to be in violation of this Section 8.1 if it acquires after the Closing Date an ownership interest in any firm, corporation or business that is engaged in the Restricted Business in the Restricted Territory so long as such acquired entity's gross sales in the Restricted Business shall not constitute more than 10% of such acquired entity's total sales from all of its activities.

         8.2 CONFIDENTIAL INFORMATION. Prior to the Closing and indefinitely thereafter, no Restricted Party shall divulge, communicate or use in any way, any confidential information or trade secrets of the Business of any Company Group Member, including personnel information, know-how and other technical information, customer lists, customer information and supplier information ("Confidential Information"). The foregoing restriction shall not apply to any Confidential Information that shall be required to be disclosed by a court order or that becomes generally known to the public without any breach by a Restricted Party of the obligations contained in this Section 8.2.

         8.3 AFFILIATES. The terms of this Section 8 shall apply to the Seller, SIBV and any Affiliate controlled by the Seller, SIBV or any subsidiary of SIBV (a "Controlled Affiliate") to the same extent as if they were parties hereto, and the Seller and SIBV each shall take whatever actions may be necessary to cause its respective Controlled Affiliates to adhere to the terms of this
Section 8. Notwithstanding the foregoing, the terms of this Section 8 shall not apply to Jefferson Smurfit Corporation, a Delaware corporation.

         8.4 INJUNCTIVE RELIEF. In the event of any breach or threatened breach by any Restricted Party of any provision of this Section 8, the Buyer and any Company Group Member shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a Restricted Party under this Section 8. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages. In the event of litigation involving this Agreement, if a court of competent jurisdiction determines that the scope of this Section 8 is too broad in any respect, then the scope shall be deemed to be reduced or narrowed to such scope as is found lawful and reasonable by such court. However, the Seller and SIBV each acknowledge that this Section 8 has been negotiated by the parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business of each Company Group Member.

9.       Additional Covenants.
         ---------------------

         9.1 EXPENSES. The Buyer and the Company shall pay the expenses of the Buying Parties, and the Seller and SIBV shall pay their respective expenses, incurred in connection with the Transaction Documents and the Transactions.

         9.2 LIQUIDATION. To the extent that the Seller shall effect any partial or total liquidation or otherwise distribute any of its assets prior to the expiration of all of its obligations hereunder, including its obligations under
Section 10 below, the Seller shall require as part of the plan of such liquidation or as a condition to any distribution that the direct and indirect recipient of any assets distributed in such liquidation or other distribution shall be responsible for any obligations of the Seller under this Agreement to the extent of any assets so distributed.

         9.3 RESPONSIBILITY FOR THE SELLER. SIBV shall take such actions as are necessary to cause the Seller to perform all of the Seller's covenants and other obligations under the Transaction Documents. SIBV hereby guarantees, and shall act as a surety with respect to, the Seller's performance of all the Seller's covenants and other obligations under the Transaction Documents, including Seller's indemnification obligations under Section 10.

         9.4 TAX ELECTION.

                  (a) If the parties proceed with the election provided for under Section 338(h)(10) of the Code under the terms of paragraph (b) below, the Buyer and Seller shall, within the 60-day period specified in such paragraph
(b):

                      (i) jointly execute (i) four copies (two for Buyer and two for Seller) of Internal Revenue Service Form 8023 in order to make the election provided for under Section 338(h)(10) of the Code (the "338 Forms") and (ii) four copies of the necessary forms, if any, for corresponding elections under corresponding provisions, if any, of state and local tax laws, with respect to the Transactions;

                      (ii) cooperate in the preparation and filing of any forms required under Section 338(h)(10) of the Code (or under corresponding state and local provisions, if any) in accordance with applicable tax laws;

                      (iii) deliver to each other all other documents or forms that are reasonably required in connection with the election under
         Section 338(h)(10) of the Code and under any corresponding provisions of state and local law and shall timely file such forms with the appropriate governmental authorities; and

                      (iv) allocate the deemed Purchase Price for the Assets among such Assets in accordance with the principles of Section 338(b)(5) of the Code and the Treasury Regulations thereunder and to use such allocations for all federal, state and local income tax purposes.

                  (b) Promptly after the Closing, the Buyer and Seller shall provide each other with all the information required for the Section 338(h)(10) election and any corresponding elections under corresponding provisions, if any, of state and local tax laws. The Buyer and the Seller acknowledge that there will be at least $1,800,000 of capital gains generated as a result of the
Section 338(h)(10) election. Should the parties not be able to mutually agree that the amount of capital gains generated is at least $1,800,000, the Purchase Price shall be increased by an amount equal to 60% of the difference between the amount of capital gains and $1,800,000, and Buyer shall pay the amount of such increase to Seller on the Seller's due date for payment of its 1994 federal income tax. The Purchase Price shall be increased by an amount equal to 60% of the difference between the Seller' tax basis in the Shares and the tax basis of the Assets (the "Tax Basis Difference"), based on the Seller's determination of the Tax Basis Difference, which the Seller has provided to Buyer and shows an amount of $228,800 (the "Initial Basis Determination"). The Buyer shall have 60 days within which to verify the Initial Basis Determination with its accountants and reach agreement with the Seller regarding any proposed changes to the Tax Basis Difference. If the Buyer contests the Initial Basis Determination and the Buyer and Seller are unable to agree upon another amount, the Initial Basis Determination shall be used for purposes of this Section 9.4(b). If the parties mutually agree during such 60 - day period on a Tax Basis Difference that results in the Buyer being obligated to pay an amount to Seller that would exceed the amount payable based on the Initial Basis Determination by more than 25%, the Buyer may elect to abandon the Section 338(h) (10) election with respect to the Transactions and the Purchase Price adjustment shall be zero. Unless the parties mutually agree on a Tax Basis Difference that is different from that reflected in the

Initial Basis Determination or unless the Buyer elects to abandon the Section 338(h) (10) election as provided above, at the end of such 60 - day period the Seller and Buyer shall proceed with filing the 338 Forms and the other actions contemplated by this Section 9.4, subject to Buyer making the Seller whole regarding capital gains as aforesaid.

         9.5 MERGER. Following the Merger, the Buyer shall cause the Company to perform all of the obligations imposed upon Newsub under the Transaction Documents.

10.      INDEMNIFICATION.


         10.1 BY THE SELLER. From and after the Closing Date, to the extent provided in this Section 10, the Seller shall indemnify and hold harmless the Buying Parties from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by them in connection therewith) (collectively, "Damages") that any Buying Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any representation, warranty, covenant or agreement of any Selling Party contained in this Agreement; (b) any injuries to persons, property or business by reason of defectiveness, improper design or manufacture or malfunction, or otherwise, of any product sold by any Company Group Member, whether known or unknown, currently asserted or arising hereafter, if such claims are based upon or arise out of products sold prior to or on the Closing Date; (c) any Company Group Member's being liable for any taxes of a Person other than another Company Group Member due to its inclusion in the Seller's consolidated tax returns; and (d) any Benefit Plans of any Company Group Member in effect on or prior to the Closing Date. This Section
10.1 shall not apply to any Environmental Damages covered by Section 10.2 below. The Seller's total obligations under this Section 10.1 shall not exceed $5 million, except that this limitation shall not apply to any obligations that the Seller may have with respect to any breach of any representations or warranties of the Seller that were untrue when made and were made with an intent to mislead or defraud, nor shall this limitation apply to any obligations with respect to any breach of the provisions of Section 8. For the purposes of this Agreement,
(i) the Buyer shall be deemed to have suffered any Damages that are suffered by Newsub so that the Buyer shall be entitled to claim recovery under any part of this Section 10 to the same extent that Newsub would be entitled to claim recovery, and Newsub's right to claim recovery shall be reduced by the amount for which the Buyer claims recovery in order to avoid duplication, and (ii) upon consummation of the Merger, the Company shall succeed to all of the rights of Newsub under this Agreement.

         10.2 BY SELLER FOR ENVIRONMENTAL DAMAGES.

                  (a) From and after the Closing Date, to the extent provided in this Section 10 and in accordance with the formula set forth below in this
Section 10.2, the Seller shall indemnify and hold harmless the Buying Parties from and against any Damages

(including, in particular, reasonable engineering fees, consulting fees, legal fees and the purchase of materials, equipment and other services) that any Buying Party may sustain, suffer or incur after the Closing and that result from, arise out of or relate to any Environmental Conditions existing on or prior to the Closing, including Damages that result from (i) the ongoing efforts to remove soil contamination and perform other remedial actions under the supervision of the NJ DEPE at the Roselle Facility (the "Pending New Jersey Proceeding"), (ii) any soil, water or other remedial efforts that any Company Group Member may be required to undertake with respect to any Environmental Condition existing on or prior to the Closing Date at the premises at which the Business of any Company Group Member has been conducted or at any property owned, leased or operated at any time by any Company Group Member, any Person controlled by any Affiliate of any Company Group Member or any predecessor thereof or (iii) any government or other third party actions or claims relating to any Environmental Condition. The indemnification provided under this Section
10.2 shall apply to any breach of the representations and warranties in Section
4.15 to the extent that the breach relates to an Environmental Condition, except that the Buying Parties may seek indemnification under Section 10.1 for any such breach of any such representations and warranties that were untrue when made and were made with an intent to mislead or defraud. The Damages covered by this
Section 10.2 are referred to herein as the "Environmental Damages."

                  (b) The Seller's responsibility to indemnify and hold harmless the Buying Parties under this Section 10.2 shall apply to only one-third of the Environmental Damages (and Newsub shall be responsible for the remaining two-thirds) until the total Environmental Damages are equal to $750,000, after which point the Seller shall be responsible to indemnify and hold harmless the Buying Parties for all of the Environmental Damages until the total Environmental Damages, including the aforesaid $750,000, are equal to $2.75 million, after which point the Seller shall not have any further responsibility under this Section 10.2 for any Environmental Damages. The foregoing limitation on the Seller's total obligations under this Section 10.2 shall not apply to any obligations that the Seller may have with respect to any breach of any representations or warranties of the Seller that result in Environmental Damages if such representations and warranties were untrue when made and were made with an intent to mislead or defraud,

                  (c) The Buying Parties shall recover the first $1.5 million of the Environmental Damages for which the Seller may be responsible under this
Section 10.2 by drawing funds under the Letter of Credit in accordance with the procedures set forth in this paragraph (c).

                           (i) If any Buying Party shall claim indemnification from the Seller under this Section 10.2 (the "Environmental Claimant"), the Environmental Claimant shall give notice of the claim (a "Claim Notice") for Environmental Damages to the Seller prior to the expiration of the third anniversary of the Closing Date. Such notice shall (A) explain the basis of the claim in sufficient detail so as to be understandable to a reasonable person, (B) specify the amount thereof and (C) be accompanied by any supporting documentation from third parties such as invoices for services or products. The 30-day period immediately following the date on which the Claimant gives the Claim Notice to the Seller is referred to herein as the "Claim Response Period." If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Environmental Claimant shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If a Environmental Claimant gives a Claim Notice for an Unliquidated Claim, the Claimant shall also give a second Claim Notice within 60 days after the matter giving rise to the Claim becomes finally resolved, and such second Claim Notice shall specify the amount of the claim. The 30-day period immediately following the date on which the Environmental Claimant gives such a second Claim Notice to the Seller is referred to herein as the "Liquidated Claim Response Period."

                           (ii) The Environmental Claimant shall be entitled to draw under the Letter of Credit the amount of a claim specified in a Claim Notice at any time after the 20 days immediately following the date of the Claim Notice. The Environmental Claimant may draw such amount by presenting the issuer of the Letter of Credit with a certificate of an officer of the Environmental Claimant that specified the amount requested and certifies that the Environmental Claimant is due Environmental Damages equal to such specified amount. Any such draw shall not prejudice the Seller's rights to contest the Environmental Claimant's rights to recover such Environmental Damages, except as provided in subparagraph (iii) hereof.

                           (iii) If the Environmental Claimant shall not have received a written objection to a claim from the Seller prior to the end of the Claim Response Period, or in the case of an Unliquidated Claim, prior to the end of the Liquidated Claim Response Period, the claim shall be conclusively presumed to have been approved for the purposes of this Agreement by the Seller.

                           (iv) If during the Claim Response Period or the Liquidated Claim Response Period, as the case may be, the Environmental Claimant receives from the Seller a written objection to a Claim Notice, then for a period of 45 days after receipt by the Environmental Claimant of such objection, the Seller and the Environmental Claimant shall endeavor to resolve the claim. To the extent that the Seller and the Environmental Claimant are unable to resolve the claim prior to the end of such 45-day period (or any extension thereto to which the Environmental Claimant and the Seller may agree in writing), the Seller may pursue whatever legal remedies may be available to resolve the dispute.

                           (v) The Seller shall keep the Letter of Credit in effect until the later of the third anniversary of the Closing Date or the date as of which all unresolved claim, including any unresolved Unliquidated Claim, shall have been resolved.

                           (vi) If for any reason a Environmental Claimant shall not be able to recover under the Letter of Credit any Environmental Damages that it shall be entitled to recover under the terms of this
         Section 10.2, the Seller shall promptly pay the Environmental Claimant the amount of any such unrecovered Environmental Damages.

                  (d) The Buying Parties shall cause the Company to use the Escrow Fund solely to satisfy the Environmental Damages for which the Company is retaining responsibility under this Section 10.2.

                  (e) Notwithstanding any other provision of this Agreement, the Seller shall not be liable to the Buying Parties or the Company for any expenses that the Buying Parties or the Company may be required to incur to the extent that the Buying Parties or the Company would not have been required to incur such expenses prior to any modification of any Environmental Law after the Closing Date.

         10.3 BY THE BUYING PARTIES. From and after the Closing Date, to the extent provided in this Section 10, the Buying Parties shall, jointly and severally, indemnify and hold harmless the Seller from and against any Damages that the Seller may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any representation, warranty, covenant or agreement of any Buying Party contained in this Agreement or (b) any Environmental Conditions arising after the Closing. Notwithstanding the foregoing, the Buying Parties shall not have any obligation to indemnify the Seller with respect to any Environmental Conditions arising after the Closing to the extent that it (a) exists for up to 60 days after the Closing and (b) consists of a condition or circumstance that existed prior to the Closing and that continued in substantially the same manner after the Closing. The total obligations of the Buying Parties under this Section 10.3 shall not exceed $5 million, except that this limitation shall not apply to any obligations that any Buying Party may have with respect to breaches of any representations and warranties contained in this Agreement that were untrue when made and were made with an intent to mislead or defraud.

         10.4 PROCEDURE FOR CLAIMS. This Section 10.4 contains the procedure for making all claims under this Section 10 except for any claim under Section 10.2, as to which the procedure is set forth in paragraph (c) of Section 10.2. A party seeking indemnification under any part of this Section 10 other than Section
10.2 (an "Indemnified Party") shall give a Claim Notice to each party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor") prior to any applicable Survival Date specified below. Such notice shall explain the basis of the claim in sufficient detail so as to be understandable to a reasonable person and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice within 60 days after the matter giving rise to the claim becomes finally resolved, and such second Claim Notice shall specify the amount of the claim. The Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor.

         10.5 CLAIMS PERIOD. Any claim for indemnification under this Section 10 shall be made by giving a Claim Notice under Section 10.2 or 10.4, whichever is applicable, on or before the applicable "Survival Date" specified below in this
Section 10.5, or the claim shall be invalid. The following claims shall have the following respective "Survival Dates": (a) the date that is 18 months after the Closing Date--any claims that are not specified in any of the succeeding clauses; (b) the date on which the applicable statute of limitations expires-- any claim for Damages related to (i) a breach of any covenant or agreement to be performed at least in part after the Closing Date or (ii) a breach of any representations or warranties of a party to this Agreement that were untrue when made and were made with an intent to mislead or defraud; (c) the second anniversary of the Closing Date--a products liability matter specified in clause
(b) of the first sentence of Section 10.1; and (d) the third anniversary of the Closing Date--any claim for Environmental Damages. If more than one of such Survival Dates applies to a particular claim, the latest of such Survival Dates shall be the controlling Survival Date for such claim.

         10.6 THIRD PARTY CLAIMS. An Indemnified Party shall give any Indemnitor prompt notice of the institution by a third party of any actions, suits or other administrative or judicial proceedings at any time prior to the applicable Survival Date if the Indemnified Party would be entitled to claim indemnification under this Section 10 in connection with any such action, suit or other proceeding. After such notice, any Indemnitor may, or if so requested by the Indemnified Party, any Indemnitor shall, participate in any such action, suit or other proceeding or assume the defense thereof, with counsel satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall have the right to participate at its own expense in the defense of any such action, suit or other proceeding; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnified Party, that (a) fails to include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of any such action, suit or other proceeding or (b) grants the claimant or plaintiff any injunctive relief against the Indemnified Party. Any failure to give prompt notice under this Section 10.6 shall not bar an Indemnified Party's right to claim indemnification under this Section 10, except to the extent that an Indemnitor shall have been harmed by such failure.

         10.7 OTHER REMEDIES. The indemnification rights under this Section 10 are the exclusive remedies that the parties shall have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto or any Environmental Damages, except that the Buying Parties may pursue whatever legal remedies may be available, at law, in equity or otherwise, to enforce the provisions of Section 8.

11.      Contents of Agreement, Amendment, Parties in Interest, Assignment, Etc.
         -----------------------------------------------------------------------

         This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder, except that any Buying Party may assign its rights and obligations hereunder to any Affiliate of, or lender to, any Buying Party, but in the case of any such assignment, the assignor shall continue to be liable for fulfillment of its obligations hereunder and shall give the Seller notice of any such assignment. The Buying Parties hereby give the Seller notice of their collateral assignment to First Fidelity Bank, National Association, of solely their rights hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

12.      Interpretation.
         ---------------

         Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) "or" has the inclusive meaning frequently identified with the phrase "and/or" and (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to." The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

13.      Notices.
         --------

         All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

                  If to a Buying Party:

                           Pamarco Technologies Inc.
                           c/o Bradford Ventures Ltd.
                           1212 Avenue of the Americas
                           New York, New York 10036
                           FAX: 212-764-3467

                           with a required copy to:

                           Morgan, Lewis & Bockius
                           2000 One Logan Square
                           Philadelphia, Pennsylvania 19103
                           FAX: 215-963-5299
                           Attention: Thomas J. Sharbaugh, Esquire

                  If to SIBV:

                           Smurfit International B.V.
                           Strawinskylaan 2001
                           1077 ZZ
                           Amsterdam, Netherlands
                           FAX: 011-3393-25-25-75
                           Attention: Rokin Corporate Services B.V.

                           with a required copy to:

                           Piper & Marbury
                           31 West 52nd Street
                           New York, New York 10019
                           FAX: 212-261-2001
                           Attention: E. Miles Prentice, III, Esquire

                           and to:

                           William Fry
                           Solicitors
                           Fitzwilton House
                           Wilton Place
                           Dublin 2
                           Ireland
                           FAX: 011-353-1-668-7016
                           Attention: Houghton Fry, Esquire

                           If to the Seller:

                           Amir Investments Corporation
                           51 John F. Kennedy Parkway
                           Short Hills, New Jersey 07078
                           FAX: 201-912-9744
                           Attention: Richard Bartley

                           with a required copy to:

                           Piper & Marbury
                           31 West 52nd Street
                           New York, New York 10019
                           FAX: 212-261-2001
                           Attention: E. Miles Prentice, III, Esquire

                           and also to:

                           William Fry
                           Solicitors
                           Fitzwilton House
                           Wilton Place
                           Dublin 2
                           Ireland
                           FAX: 011-353-1-668-7016
                           Attention: Houghton Fry, Esquire

14.      Governing Law.
         --------------

         This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without regard to its provisions concerning conflict of laws.

15.      Jurisdiction.
         -------------

         The Seller and SIBV each hereby irrevocably submits personally to the non-exclusive jurisdiction of each of the courts of the State of New Jersey in and for the County of Union and the United States District Court for the Northern District of New Jersey and any other court with jurisdiction to hear appeals from any such court for the purposes of any suit, action or other proceeding of any type whatsoever arising out of this Agreement, any other Transaction Document or the subject matter of any of the Transaction Documents or any of the Transactions, and to the extent permitted by law, hereby waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by any such court. The Seller and SIBV hereby irrevocably appoints Smurfit Packaging Corporation, with offices on the date hereof at 182 Maryland Avenue, Clayton, Missouri 63105, to receive for it and on its behalf service of process in any suit, action or other proceeding of the type specified above in this Section 15. Nothing herein shall affect the right to serve process in any other manner permitted by law.

16.      Counterparts.
         -------------

         This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

                            AMIR INVESTMENTS CORPORATION


                            By:
                               ------------------------------
                            Title:


                            SMURFIT INTERNATIONAL B.V.


                            By:
                               ------------------------------
                            Title:


                            PAMARCO TECHNOLOGIES INC.


                             By:
                               ------------------------------
                             Title:


                             PAMARCO ACQUISITION CO.


                             By:
                               ------------------------------
                             Title: